Exhibit 10.3

[INFORMAL ENGLISH TRANSLATION]

RESTATED AND AMENDED EXCLUSIVE,

WORLD-WIDE PATENT AND TECHNOLOGY

LICENSE AGREEMENT

THIS RESTATED AND AMENDED EXCLUSIVE LICENSE AGREEMENT (the “Agreement”) is made and entered into as of the 6th of October, 2008 (“the Effective Date”), between Bonus Therapeutics Ltd., a company incorporated under the laws of the state of Israel, having its address at 38 Raul Walenberg St., Haifa. Israel (the “Licensee” or the “Company”), and Dr. Shai Meretzki, of 38 Raul Walenberg St., Haifa, Israel (“Meretzki”); Dr. Samer Srouji, of 24/2 Avigail St., Haifa, Israel (“Srouji”) and Dr. Uriel Barkai, of Kibbutz Nahsholim, Mobile Post Hof Carmel 30815 Israel, (“Barkai”) on the other hand (Meretzki, Sarouji and Barkai shall collectively be referred to as the “Inventors” and/or the “Licensors”), the obligations of Inventors hereunder shall be joint and several.

RECITALS

WHEREAS:

I.	The Inventors have developed technology for in vitro growth of bone tissues for therapeutic and other applications, and are the registered joint owners of the patent applications, specified in Annex A (the “Existing Patent Applications”);

II.	The Licensee is a private company registered in Israel with the intent of engaging, inter alia, in developing products based on bone tissue formation for therapeutic and other applications; and

III.	Licensee desires to obtain an irrevocable, exclusive license to the Technology and the Inventors’ Patent Rights (as such terms are defined below) from the Licensors as set out below;

NOW THEREFORE, in consideration of the mutual promises and intending to be legally bound, the Licensors and the Licensee hereby agree as follows:

1.	Definitions: Whenever used in this Agreement, the following terms shall have the following meaning:

1.1.	“Affiliate” - with respect to any party hereto, shall mean any person or entity who, directly or indirectly, Controls or is Controlled by, or is under direct or indirect common Control with, such party; and “Control” shall be defined as provided in Section 1.2 below except that the percentage therein shall be fifty percent (50%) and not twenty-five (25%) for the purposes of this definition only.;

1.2.	“Control” means the ability, directly or indirectly, to direct the activities of the relevant entity (save for an ability flowing solely from the fulfillment of the office of director or another office) and shall include the holding, directly or indirectly, of more than twenty-five percent (25%) of the issued share capital or the voting power of the relevant entity, or the holding, directly or indirectly, of a right to appoint more than twenty-five percent (25%) of the directors of such entity or of the right to appoint the chief executive officer of such entity.

1.3.	“FDA” means the United States Food and Drug Administration, or any successor agency thereof.

1.4.	“Excluded Field” means the use of human bone cells/tissue/implant derived from mesenchymal cells, for transplantation into skeletal bones, for the purpose of treating osteoporosis, provided, however, that the aforementioned exclusion shall not include the use of human bone cells/tissue/implant for dentistry purposes and maxillofacial bones.

1.5.	“Inventors’ Patent Rights” means: (i) the Existing Patent Applications and all foreign counterparts thereof, as well as all patents which may be granted on any of the aforegoing patent applications; and (ii) all patent applications covering portions of the Technology and all patents which may be granted on such patent applications; as well as all reexaminations, continuations, continuations-in-part, divisions, renewals, reissues and extensions (including any patent term extension under 35 USC §156 or under the Israeli Patents Law, 1967) of any of the aforegoing patents; and any Supplementary Protection Certificate (within the meaning of such term under Council Regulation (EU) No. 1768/92) or any other similar statutory protection in relation to the relevant Product.

1.6.	“Intellectual Property” means (i) the Technology; and (ii) the Inventors’ Patent Rights; and (iii) trademarks, trade names, internet domain, service marks, designs, logos, trade dress and trade styles, whether or not registered, and all pending applications for registration of the same; copyrights and all other intellectual property relating to the Technology.

1.7.	“Exit Event” means (i) merger, acquisition or reorganization of the Company or Parent Company (as defined in Section 6.4.1 below) at a value of not less than US$150,000,000, with one or more other entities in which the Company or Parent Company (as the case may be) is not the surviving entity, including, without limitation a statutory merger or statutory spin-off or an arrangement which economically amounts to a merger or a spin-off, (ii) a sale of all or substantially all of the assets of the Company at a value of not less than US$150,000,000, or (iii) shares reaching a market capitalization value of US$150,000,000 or more according to the listed share price of Licensee or its Parent Company on a recognized stock exchange during a period of thirty (30) consecutive calendar days.

1.8.	“First Commercial Sale” means the first commercial sale of a Product in a country (other than for evaluation purposes, clinical trials, testing or samples purposes) after all governmental or other regulatory authority approvals have been obtained for the marketing and sale of such Product in such country.

1.9.	“Product(s)” means all past, current or future products, services, medical procedures, or uses except in the Excluded Field, wholly or partially incorporating the Technology and/or developed and/or manufactured by using the Technology or incorporating any improvement of the Technology, made by or for the Licensee and/or falling within any claims of the Inventors’ Patent Rights.

1.10.	“Public Offering” means the first occasion after the consummation of the Reverse Take-Over (as defined below) when Oceana Advanced Industries Ltd. (“Oceana”) raises funds of at least NIS15,000,000 by completing an offering of its securities to the public on a recognized stock exchange through the filing of a prospectus (including, a shelf prospectus).

1.11.	“Reverse Take-Over” means the financing round to be consummated by and between the Company and Oceana pursuant to which Oceana will become the sole shareholder of the Company.

1.12.	“Technology” means (i) the inventions relating to the use of bone tissues for therapeutic and other applications as claimed in the Existing Patent Applications, except in the Excluded Field; and (ii) all other inventions, discoveries, know-how, improvements, modifications, data, models, deigns, research plans, procedures, designs for experiments, tests and results of experimentation, testing processes, laboratory records, chemical, pharmacological, toxicological, clinical and scientific information, articles, drawings, diagrams, flow charts, programmer notes, updates, and all other material, documents, and information in any form (including without limitation object or source code form), developed by or on behalf of the Inventors relating to the inventions and/or in the field of the use of bone tissues for therapeutic and other applications all of the aforegoing except in the Excluded Field.

1.13.	“Territory” means the entire world.

1.14.	“Valid Claim” means a claim in an issued and unexpired patent that has not been: (a) canceled; (b) revoked or declared invalid and/or unenforceable by an unreversable and unappealable or unreversed and unappealed decision of a court or other appropriate body of competent jurisdiction; (c) admitted to be invalid or unenforceable through disclaimer, or surrendered during a reissue or reexamination; or (d) abandoned by the Inventors.

2.	License.

2.1	Grant of License. The Licensors hereby grants to the Licensee, and the Licensee hereby accepts, an irrevocable, exclusive license to exploit the Intellectual Property in any manner and for any and all purposes, except in the Excluded Field, including the right to grant sublicenses, to make, have made, research or have researched, use or have used, improve or have improved, develop or have developed, market or have marketed, distribute or have distributed, import or have imported, practice, have practiced, sell, offer for sale, have sold or otherwise exploit the Intellectual Property and the Products in the Territory (the “License”).

2.2	Access to Intellectual Property. The Licensee shall have full access and the exclusive unrestricted right to use the Intellectual Property, except in the Excluded Field.

2.3	Right to Sublicense.

2.3.1	The Licensee may sublicense the rights granted to the Licensee under this Agreement, by way of a written sublicense agreement with a third party in a bona fide arms-length transaction (“Sublicense Agreement”; and “Sublicense” respectively and the term “Sublicensee”, shall be construed accordingly). At all times prior to the Royalty Conversion in accordance with Section 6 below (as defined in Section 6 below), the Sublicensees shall be subject to the terms and conditions of the License granted to the Licensee under this Agreement.

2.3.2	The Licensee shall provide the Licensors with notice of any Sublicense granted hereunder and forward to the Licensors a copy of any and all fully executed Sublicense Agreements, amendments thereto and other documents such as side letters that are pertinent to an accounting of the Licensee’s payment obligations under this Agreement.

3.	Representations, Warranties and Covenants.

3.1	Representations, Warranties and Covenants of Inventors. The Inventors represents and warrants and covenants to the Licensee that:

3.1.1	to the best of their knowledge, the Inventors have the right to grant the License, assign the Intellectual Property (in the event of a Royalty Conversion) and consummate the transactions contemplated by this Agreement and have not executed and shall not execute any agreements in conflict herewith;

3.1.2	they have not specifically admitted and do not know of any verdict or decision holding that any claim of the Intellectual Property is invalid or unenforceable;

3.1.3	as of the date hereof, they do not own any additional patents or patent applications that would be infringed by the implementation of the License or the practice of which would infringe the Intellectual Property;

3.1.4	they are the sole and exclusive owners of the Intellectual Property and that the Intellectual Property rights have not been sold, assigned or licensed to any third party by them and they shall not sell, assign in whole or in part, or license the Intellectual Property;

3.1.5	to the best of their knowledge all of the claims of the pending Existing Patent Application within the Inventors’ Patent Rights that are filed in the Territory will issue as Valid Claims in due course and each of the Inventors is not aware of any basis upon which such Valid Claims would not issue;

3.1.6	they have maintained (1) the Intellectual Property in the Territory in full force and effect, including the payment of maintenance fees if applicable and (2) the protection of the confidential status of all trade secrets and the Intellectual Property and shall continue to do so during the term of this Agreement; and

3.1.7	Other than as set forth in Section 3.1, THE INVENTORS DO NOT GIVE ANY WARRANTY OF PATENTABILITY, MERCHANTABILITY, COMMERCIAL VALUE OR FITNESS OF ANY OF THE PATENTS INCLUDED IN THE INVENTORS’ PATENT RIGHTS FOR A PARTICULAR PURPOSE.

3.2	Undertakings of Licensee. The Licensee undertakes the following:

3.2.1	The Licensee intends to continue developing the Intellectual Property and the Product(s) and that any production and/or sale of the Products shall be in compliance with all applicable statutes, regulations and guidelines in any jurisdiction, including but without limitation, all regulatory requirements and standards, whether medical and/or industrial.

3.2.2	The Licensee undertakes to use its best efforts and diligently pursue (i) the development, production, and commercialization of the Products, and (ii) the patent issuance and protection of Intellectual Property.

3.2.3	Without derogating from the aforegoing, the Majority Holders (as defined in Section 6.1 below) shall be entitled (at their sole discretion): (i) to terminate this Agreement (unless previously terminated in accordance with the provisions of this Agreement) by written notice to the Company (effective immediately) if the Licensee or any Affiliate of the Licensee initiates any challenge to and/or contests the validity of any of the patents forming part of the Inventors’ Patent Rights or actively assists any third party in any such challenge; and/or (ii) if any such challenge is unsuccessful, to require the Licensee (in addition to or as an alternative to the Licensors’ right to terminate this Agreement pursuant to this Section 3.2.3) to pay to the Licensors, in accordance with Section 5.2 below, liquidated damages in the amount of US$,5000,000 such liquidated damages being a genuine pre-estimate of the damage that would be incurred by Licensors as a result of any such challenge.

4.	Consideration. In consideration of the License granted to the Licensee, the Licensee agrees, during the Royalty Period (as defined below), to pay to Licensors beginning on the date which is the second anniversary of the date of the First Commercial Sale of a Product worldwide, the following amounts (“Royalties”):

4.1	5% of the gross worldwide revenues actually received by Licensee from sales of all Products made or sold by the Licensee and/or its Affiliates or by a Sublicensee, and in all cases after deduction, from the amounts actually received in respect of such sales, of the following:

4.1.1	refunds, credits or allowances, if any, actually granted on account of retroactive price adjustments, rejections, recalls, or returns, in respect of Products previously sold;

4.1.2	costs of transportation, freight, shipping and insurance that are separately itemized on invoices; and

4.1.3	sales taxes (including value added taxes), customs, duties, import, export, excise taxes and other similar governmental charges or taxes, to the extent applicable to such sale and included in the invoice in respect of such sale.

For the removal of doubt, it is recorded that Royalties shall not be paid on both the sale and resale of the same Product by the Company to a Sublicensee and by such Sublicensee to an independent third party, but shall only be paid on the sale of a Product and not the resale thereof by a Sublicensee. Notwithstanding the provisions of this Section 4.1 above, in the event that there are sales of a Product that is not covered by a Valid Claim (in whole or in part) in any country, then for so long as such Product is not so covered, the Royalty payable in respect of sales of such Product pursuant to this Section 4.1 above shall be reduced by forty percent (40%), if and for so long as such reduction in royalties is required under applicable law; and

4.2	12.5% of all lump-sum payments (“Lump-sum Payments”), whether in cash or otherwise (e.g., stock), received by the Licensee, from any commercial transaction in relation to the Intellectual Property and/or any Products (including, without limitation, the granting of marketing rights and distribution rights) other than sales of Products or any other transaction for or in connection with which the Licensee is obligated to pay the Licensors Royalties under Section 4.1 above.

4A	Royalty Period/term of the License. The term of the License and the Royalty payment period shall continue on a Product-by-Product and country-by-country basis until the later of: (i) the date of expiry of the last of the patents included in the Inventors’ Patent Rights in such country, or if any additional period of market exclusivity is granted for such Product under the laws of such country, then until the end of such additional period; or (ii) if there is know-how forming part of the Intellectual Property that is identifiable, secret and of value to such Product, the date of expiry of a period of fifteen (15) years from the date of First Commercial Sale of such Product in such country (“Royalty Period”). For the removal of doubt, should the last of any patents as aforesaid expire prior to fifteen (15) years from the date of First Commercial Sale in a particular country, the License in such country shall be deemed a License with respect to know-how forming part of the Intellectual Property.

Following the expiry of the Royalty Period in any country with respect to any Product, the Company shall have a fully-paid up, irrevocable and exclusive worldwide license (with the right to grant Sublicenses) in such country to develop, manufacture, use, sell, distribute and otherwise commercialize and exploit Products in such country except in the Excluded Field, without any obligation to pay royalties or other payments to the Inventors in respect of such activities.

5.	Accounting and Payment Schedule.

5.1	All payments due by the Licensee to the Licensors pursuant to Section 4.1 above (i.e. excluding payments due from Lump-sum Payments), shall be paid within thirty (30) days from the end of the calendar quarter in which revenues were received by the Licensee. All payments due by the Licensee to the Licensors from Lump-sum Payments under Section 4.2 above shall be paid within thirty (30) days of receipt thereof by the Licensee.

5.2	All payments shall be paid to the respective bank accounts of the Inventors in accordance with the wire transfer instructions provided by the Inventors. The payments shall be distributed between the Inventors as set forth in Annex B hereto.

5.3	Payments by issuance of securities shall be made as set forth in Annex B hereto.

5.4	Verification of Payment. From the earlier of (i) the date of First Commercial Sale of the first Product; or (ii) two (2) years from the date of this Agreement, within thirty (30) days following the end of each calendar quarter, the Licensee shall deliver to the Licensors a report (the “Report”) in writing, approved by the Licensee’s CFO, setting forth sales of the Products and any applicable deductions as provided in Section 4.1 above (including a negative report, if appropriate) and sublicensing income collected. The Licensee shall keep accurate records, certified by it, showing the information by which the Licensee arrived at a royalty and a sublicense fee determination and will permit a person appointed by the Licensors to inspect said records to verify the Reports made by the Licensee upon reasonable notice and at reasonable times. Such inspection may be made as a matter of right once during each calendar year.

5.5	In the event that any inspection under Section 5.4 above reveals any underpayment by the Licensee to the Licensors in respect of any year of this Agreement in an amount exceeding five percent (5%) of the amount actually paid by the Licensee to the Licensors in respect of such year, the Licensee shall bear the costs of such inspection.

5.6	Payments that are delayed beyond the date they become due shall be paid within ten (10) business days following receipt of a written demand for payment from the Licensors.

6.	Conversion and Assignment

6.1	Royalty conversion. Subject to the occurrence of an Exit Event, the Company may, at its sole discretion and upon written notice (the “Conversion Notice”) to the Inventors, convert the Inventors’ right to receive Royalties under Section 4 above, into equity rights, either in the Company or Parent Company in accordance with and subject to the provisions in this Section 6 below (the “Royalty Conversion”). Such right may be exercised by the Company as aforesaid at any time during a period of one (1) year following such Exit Event, and, to the extent relating to shares of the Parent Company, following any lock-up period (if any) with respect to any of the shares of such Parent Company, except that in the case of a merger of the Parent Company into a successor entity as contemplated in Section 1.7(i) above, such right may be only exercised by the Company prior to and subject to such merger. The Inventors hereby confirm that the Conversion Notice shall be binding upon all of them. It is hereby clarified that upon the Royalty Conversion, the Agreement shall terminate automatically and Licensee shall not be obligated to remit any Royalties to the Licensors and the Licensors shall have no right to receive Royalties. The Royalty Conversion as well as all actions in connection therewith or resulting therefrom which are intended to go into effect thereafter are subject to receipt of all necessary approvals from the recognized stock exchange on which the Company’s or Parent Company’s shares, as applicable, are listed for trade.

6.2	Assignment. In consideration for the Royalty Conversion, all of the Inventors shall assign all of their respective rights in and to the Intellectual Property, (including the, Inventors’ Patent Rights) to the Company (the “Assignment of Rights”) for use or exploitation in any field except in the Excluded Field. For the avoidance of doubt, the Assignment of Rights shall not include any rights the Inventors have with respect to the Excluded Field and shall not be construed as a granting the Company any rights to exploit the Intellectual Property in the Excluded Field.

6.3	Irrevocable Power of Attorney. Each Inventor hereby agrees and confirms that by his signature below, such Inventor hereby irrevocably appoints the holders of the majority of rights in and to the Inventors’ Patent Rights as set forth in Annex B attached hereto (the “Majority Holders”) as his duly authorized agents on his behalf, (i) to make any decision set forth herein, including without limitation, with respect to the termination of the Agreement and payment of liquidated damages by the Licensee in accordance with Section 3.2.3 above, the Royalty Conversion and the Assignment of Rights as well as (ii) to execute any and all necessary documentation (including, without limitation, deeds of assignment) and to take all further action as may be required to implement the Royalty Conversion and the Assignment of Rights.

Without derogating from the aforegoing, each Inventor hereby undertakes to provide the Company with all such information and shall execute all necessary documents for the purposes of the appointment under this Section 6.3 and/or the Royalty Conversion and/or Assignment of Rights.

6.4	Shares upon Royalty Conversion.

6.4.1	Upon the Royalty Conversion and the Assignment of Rights and subject thereto, the Company will issue to the Inventors such number of ordinary shares in the Company as provided in Section 6.4.2 below, or undertakes that as part of any transaction in which Control of the Company is transferred to another person or entity (such person or entity, the “Parent Company”) the Parent Company shall issue to the Inventors such number of the Parent Company’s ordinary shares as provided in Section 6.4.2 below, all in accordance with and subject to the terms and conditions set forth below:

6.4.1.1	In the event that at the time of the Royalty Conversion:

(a) the Company is not under the Control of a Parent Company, the Inventors shall be issued shares in the Company as aforesaid and as provided in Section 6.4.2 below; or

(b) the Company is under the Control of the Parent Company and the shares of the Parent Company are listed for trade on a recognized stock exchange, then, regardless of whether or not the shares of the Company are listed for trade on a recognized stock exchange, the Company shall ensure that the Inventors are issued shares in the Parent Company as aforesaid and as provided in Section 6.4.2 below; or

(c) the Company is under the Control of a Parent Company and the shares of the Parent Company are not listed for trade on a recognized stock exchange but the shares of the Company are listed for trade on a recognized stock exchange, then the Inventors shall be issued shares in the Company as aforesaid and as provided in Section 6.4.2 below; or

(d) the Company is under the Control of the Parent Company and neither the shares of the Parent Company nor the shares of the Company are listed for trade on a recognized stock exchange, then within fourteen (14) days of receipt of the Conversion Notice, the Majority Holders shall notify the Company, in writing, whether the Inventors shall be issued shares in the Company or in the Parent Company.

It is hereby clarified, that the issuance of shares under this Section 6.4.1.4 cannot be split between shares of Company and the Parent Company. The notice from the Majority Holders to the Company under Section 6.4.1.4(d) above shall state whether the Inventors shall be issued shares of the Company or whether they shall be issued shares of the Parent Company, but not shares of both the Company and the Parent Company. The shares of the Company or of the Parent Company (as the case may be) shall be allocated to the Inventors as aforesaid in the proportions set out in Annex B hereto.

6.4.1.2	In the event of a merger of the Parent Company into a successor entity as provided in Section 6.4.1 above, the Company shall ensure that the Inventors shall be issued shares of the Parent Company immediately prior to the said merger (but subject to the occurrence of such merger), as determined in accordance with Section 6.4.2 below.

6.4.2	Number of Shares to be issued:

6.4.2.1	If the Royalty Conversion occurs within four (4) years from the consummation of the Public Offering, the Inventors shall be issued such number of shares equal to eight percent (8%) of the Company’s or the Parent Company’s (as applicable) outstanding share capital on a fully diluted basis at the time of the Royalty Conversion, in accordance with the term and conditions set forth in 6.4.1 above.

6.4.2.2	If the Royalty Conversion occurs after four (4) years but within six (6) years from the consummation of the Public Offering, the Inventors shall be issued such number of shares equal to seven percent (7%) of the Company’s or the Parent Company’s (as applicable) outstanding share capital on a fully diluted basis at the time of the Conversion, in accordance with the term and conditions set forth in 6.4.1 above.

6.4.2.3	If the Royalty Conversion occurs after six (6) years from the consummation of the Public Offering, six percent, the Inventors shall be issued such number of shares equal to six percent (6%) of the Company’s or Parent Company’s (as applicable) outstanding share capital on a fully diluted basis at the time of the Royalty Conversion, in accordance with the term and conditions set forth in 6.4.1 above.

7.	Option to Purchase the Intellectual Property

If after the Royalty Conversion and Assignment of Rights, either the Company ceases its activities in its current field of business for a period of twelve (12) months, or upon the occurrence of a Bankruptcy Event (as defined in Section 12.3 below), which has not been cancelled, withdrawn or otherwise removed for a period of three (3) months, as of result of which the Licensors would have otherwise been entitled to terminate this Agreement under Section 12.3 had the Agreement been in force at the time, then the Company shall immediately notify the Inventors thereof (the “Company’s Notice”) the Inventors shall have a right of first negotiation to purchase the Intellectual Property previously assigned to the Company in the Assignment of Rights, to the extent the Company (or its representative) is legally free to sell and transfer such Intellectual Property to the Inventors as provided below. In the event that the Company (or its representatives) and the Majority Holders fail to reach a mutually acceptable agreement on the terms of the purchase of the Intellectual Property within a period of thirty (30) days after the Company’s Notice (the “Initial Exercise Period”), the Company (or its representatives) shall be free to seek a third party purchaser. However, if the Company (or its representatives) shall receive a written offer from, or make an offer to, a third party for the purchase of the Intellectual Property, the Company (or its representatives) shall advise the Inventors of the material terms and conditions of such offer and, if the terms and conditions of such offer are generally not more favorable to the Company than the last best offer provided by the Inventors for such purchase, then the Company (or its representatives) shall first re-offer such Intellectual Property to the Inventors on the terms of the Inventors’ last best offer as aforesaid for a period of fourteen (14) days (the “Subsequent Exercise Period”). If the terms and conditions of the written offer by a third party are generally more favorable to the Company than the last best offer provided by the Inventors, then the Company (or its representatives) shall grant the Inventors a right of first refusal to purchase the Intellectual Property on such terms (offered by such third party) for a Subsequent Exercise Period. If the Inventors do not exercise their right of first refusal during the Subsequent Exercise Period and the Company (or its representatives) do not enter into an agreement for the sale of the Intellectual Property within a period of six (6) months after the Initial Exercise Period, the Company shall sell the Intellectual Property to the Investors upon the terms of the last best offer provided to the Company by the Inventors. It is hereby clarified that any Subsequent Exercise Periods shall not be calculated in the aforementioned six (6) month period, such that the six (6) month period shall be extended by each Subsequent Exercise Period that occurs during such time.

8.	Patent Proceedings.

8.1.	The Licensee will control and bear all future costs related to the continued prosecution, maintenance, defense, and enforcement of the Intellectual Property until termination of the Agreement. In the event that during the term of the License Licensee elects not to: (a) prosecute the Intellectual Property; (b) pay a maintenance fee and/or annuities for any Intellectual Property; or (c) take any other action necessary for the continued existence of the Intellectual Property, in any jurisdiction, Licensee shall promptly notify Licensors in writing. Within thirty (30) calendar days of receipt of such notice, Licensors shall have the right to terminate the License with respect to such jurisdiction. This right shall terminate upon any termination of the License. During the Royalty Period, the Licensee shall send copies of all correspondence relating to the patent proceedings of the Intellectual Property (or any application thereto) to the Inventors promptly after such correspondence is sent or received.

8.2.	The Licensors, at the Licensee’s expense, shall fully cooperate with the Licensee in all continued prosecution, maintenance, defense, and enforcement of the Intellectual Property.

9.	Infringement of the Patent by Third Parties.

9.1.	In the event that any infringement of any patents forming part of the Inventors’ Patent Rights shall come to the attention of the Licensors or the Licensee, then that party shall duly inform the other party, and the Licensee shall, in its sole discretion, determine whether or not to prosecute a patent infringement action at its own expense. In the event that the Licensee prosecutes any such infringement action, any recovery in any litigation relating thereto shall first be applied to cover costs incurred by Licensee in the prosecution thereof and thereafter shall be divided as follows: twelve and one half percent (12.5%) to the Licensors and seventy seven and one half percent (77.5%) to the Licensees, save, however, for any recovery in the form of royalties payable by the Licensee to the Licensor under Section 4.1 above which shall be divided as follows: five percent (5%) to the Licensors and ninety five percent (95%) to the Licensees (after deduction of costs as aforesaid).

During the Royalty Period, in the event that the Licensee does not wish to prosecute a patent infringement action, the Licensors may do so on its own account, the Licensee shall fully cooperate with such process and the award (including any settlement) shall belong to the Licensors exclusively.

9.2.	In any proceedings initiated by the Licensee, the Licensee shall be entitled to employ counsel and control the course of litigation. Licensors, at the expense of the Licensee, shall cooperate with and assist the Licensee in any proceedings initiated or defended by the Licensee. To avoid doubt, none of the Licensors shall be a party to such proceedings without prior written consent of the other Licensors.

10.	Defense of Third Party Infringement Claims.

In the event that the Licensors or the Licensee becomes aware that the Licensee’s activities pursuant to this Agreement are the subject of a claim for patent infringement, that party shall promptly notify the other and the parties shall consider the claim and the most appropriate action to take. The Licensee shall have the right to control the defense of any such suit brought against the Licensee and shall do so at its own expense. The parties shall have the right to require each other’s reasonable cooperation in any such suit, upon written notice, and Licensors shall have the obligation to participate and the Licensee shall bear the costs of Licensors’ participation.

11.	Indemnification and Hold Harmless Obligations of the Licensee.

11.1.	Notwithstanding anything to the contrary in this Agreement but excluding any liability under Section 11.2 below, in no event shall either party be liable to the other party for any indirect, incidental, consequential or punitive damages (including loss of profits, revenue, data or use), or liability, of any kind or nature, which may arise from or in connection with the performance of this Agreement whether in an action in contract or tort, even if such party has been advised of the possibility of such damages. To avoid doubt, the Licensee shall be liable for its actions only and/or actions taken on its behalf.

11.2.	The Licensee, at its sole expense, shall defend, indemnify and hold harmless the Licensors and its Affiliates, trustees, officers, directors, employees, agents, and consultants (the “Indemnified Parties”) from and against any and all liability, actions, claims, suits, losses, damages, costs, fees, and expenses (including reasonable attorney fees and litigation costs) suffered or incurred thereby (the “Liabilities”), resulting from or arising out of acts by the Licensee under this Agreement or the development, use, manufacture, promotion, sale or other disposition of any of the Intellectual Property and/or Products by the Licensee and/or its Sublicensees or the enforcement by an Indemnified Party of this Section, except to the extent that such Liabilities arise or result from (i) the negligence or willful misconduct of any of the Licensors or any other Indemnified Party; and/or (ii) the breach of any of Licensors of any representations, warranties, undertakings or the obligations as set forth in this Agreement. . Without limiting the foregoing, the Licensee shall defend, indemnify, and hold harmless the Indemnified Parties from and against any Liabilities resulting from:

11.2.1	any product liability or other claim of any kind related to the use by a third party of a Product that was manufactured, sold or otherwise disposed by the Licensee or its Sublicensees, or

11.2.2	clinical trials or studies conducted by or on behalf of the Licensee or its Sublicensees using a Product, including but without limitation, any claim by or on behalf of a human subject of any such clinical trial or study.

11.3.	During the period beginning on the date of commencement of clinical trials on humans and continuing during the entire period that the License is in force in any country, plus an extended reporting period of seven (7) years, the Licensee shall maintain appropriate general liability insurance with reputable insurers for property damage and destruction and injury to or death of individuals. The Licensee will furnish the Licensors upon request, (and in any event upon the execution of this Agreement), written confirmation issued by the insurer or an independent insurance agent confirming that abovementioned insurance is maintained in accordance with the requirements set forth above.

11.4.	In addition, the Licensee shall maintain product liability insurance (or in case of Sublicensees, shall ensure that the Sublicensees maintain such insurance policy covering the Licensee as co-insured) during the period beginning on the date of commencement of sales of any Product in any country and continuing during the entire period that the License is in force in any country, plus the relevant statute of limitations period in such country. The Licensee shall provide the Licensors with a copy of said policy/policies upon the Licensor’s request from time to time during the said period.

11.5.	The Licensee is not permitted to settle or compromise any claim or action giving rise to Liabilities in a manner that imposes any restrictions or obligations on the Licensors or grants any rights to the Inventors’ Patent Rights and/or Products without prior written consent of the Licensors, which shall not be refused or delayed unreasonably. If the Licensee fails or declines to assume the defense per the written request of the Licensors of any such claim or action within thirty (30) days after notice thereof, the Licensors may assume the defense of such claim or action for the account and at the risk of the Licensee, and any Liabilities related thereto shall be conclusively deemed a liability of the Licensee. The indemnification rights of the Licensors or other Indemnified Party contained herein are in addition to all other rights that the Licensors or other Indemnified Party may have at law or in equity or otherwise. The provisions of this subsection shall terminate upon the date the Licensee becomes publicly traded on a stock exchange.

12.	Term and Termination.

12.1.	This Agreement shall be in force and effect for the period of time from the Effective Date until the date being the earlier of the following (i) the later of the expiration date of the last to expire of any patents issued within the Intellectual Property or resulting therefrom, and the date of expiry of a period of fifteen (15) years from the date of the last First Commercial Sale of the Products worldwide; or (ii) the date of the Royalty Conversion and Assignment of Rights; or (iii) the date of earlier termination pursuant to this Section 12.

12.2.	Each of the Licensors (acting jointly) and the Licensee may terminate this Agreement, in addition to pursuing any remedies available under law or in equity, for material noncompliance by the other party with any of the provisions herein (the “Non-Complying Party”) by giving the Non-Complying Party written notice of such noncompliance and the opportunity to cure the same. If the Non-Complying Party does not cure such noncompliance to the reasonable satisfaction of the party issuing the notice of noncompliance (the “Notifying Party”) within ninety (90) days after giving the notice, the Notifying Party may terminate the License by written notice.

12.3.	The Licensors acting jointly may terminate this Agreement immediately by written notice to the Licensee In the event the Licensee files a bankruptcy petition of any kind or has a bankruptcy petition of any kind filed against it, is adjudicated to be insolvent, enters into an arrangement for the suspension of payments, admits in writing its inability to pay debts as they mature, has a receiver appointed in respect of its assets, avails itself of or becomes subject to any other judicial or administrative proceeding that relates to insolvency or protection of creditors’ rights, (each of the aforegoing, a “Bankruptcy Event”), which petition, act or order has not been cancelled, withdrawn or otherwise removed, as applicable, for a period of three (3) months, or otherwise ceases its activities in its current field of business for a period of twelve (12) months.

12.4.	Upon termination by the Licensors due to the non-payment of fees or payments by the Licensee, all rights granted herein to the Intellectual Property shall revert to the Licensors. In addition to the reversion of said rights, the Licensors may pursue any other remedies available at law or equity.

12.5.	Upon termination of this Agreement for any reason except pursuant to Section 12.1 (i) or (ii) above or by the Licensee pursuant to Section 12.2 above, any rights of and licenses granted to Sublicensees which are in force at the date of termination as aforesaid shall not terminate, and that upon Licensors’ request, the Licensee will use commercially reasonable efforts, to facilitate the conversion of any such Sublicensee into a direct license between the Sublicensee and the Licensors subject to the same terms as the existing Sublicense Agreement between Licensee and the Sublicensee.

12.6.	The provisions of Sections 11, 12.5, 12.6, 13, 14, 16 and 17 shall survive termination of this Agreement for any reason. In the event of termination of this Agreement due to the Royalty Conversion and Assignment of Rights, the provisions of Sections 6.3 and 7 shall also survive such termination.

13.	Confidential Information.

13.1	In the course of carrying out their obligations under this Agreement, the parties may need to disclose to one another Confidential Information, including scientific information, business information, patent information, legal information, and any information that by its nature is confidential, is disclosed in circumstances of confidence, or would be understood by the parties, exercising reasonable business judgment, to be confidential. The obligation of confidentiality under this Agreement shall continue for the term of this Agreement. The parties shall preserve any and all Confidential Information as confidential and shall not use any such Confidential Information except as necessary to carry out their rights and obligations under this Agreement. The party receiving Confidential Information shall have no liability to the party disclosing Confidential Information with respect to the use or disclosure to others not party to this Agreement, of Confidential Information, which the receiving party can establish by documentary evidence to,

(a)	have been known by receiving party prior to communication by disclosing party to the receiving party;

(b)	have been a matter of public knowledge at the time of such disclosure by the disclosing party;

(c)	have become a matter of public knowledge, without fault on the part of the receiving party, subsequent to disclosure by the disclosing party to the receiving party; or

(d)	have been disclosed to the receiving party from a third party lawfully having possession of such information without an obligation of confidentiality to the disclosing party; or

(e)	has been independently developed by the receiving party without using the Confidential Information disclosed to the receiving party.

In the event that either party is required by a judicial or administrative process to disclose Confidential Information, it shall promptly notify the other party and allow that party a reasonable time to oppose such process.

Notwithstanding the aforegoing, the receiving party may disclose Confidential Information:

(i)	to those of its directors, officers, employees, agents, consultants or other representatives who have a “need to know” such information for the exercise of its rights hereunder or in the fulfilment of its obligations hereunder, provided that the aforegoing are legally bound by legal professional duties or by agreements which impose similar confidentiality and non-use obligations to those set out in this Agreement; and

(ii)	to any competent authority for the purposes of obtaining any approvals or permissions required for the exercise of the License and/or the implementation of this Agreement, or in connection with the filing, registration and prosecution of the Intellectual Property, or in the fulfilment of a legal duty owed to such competent authority (including a duty to make regulatory filings or to comply with any other reporting requirements).

13.2	Subject to the provisions of this Section 13.2 below, upon termination of this Agreement, each party will return, without retention of any copies, except where otherwise required by law, all Confidential Information received from the other party. Upon termination of this Agreement pursuant to Section 12.1(i) or (ii), only the Inventors will be required to return the Company’s Confidential Information, without retention of any copies, except where otherwise required by law.

14.	Applicable Law and Dispute Resolution.

14.1	All disputes concerning the validity, interpretation, or performance of this Agreement and any of its terms or provisions, or any of the rights or obligations of the parties hereto, shall be governed by and resolved in accordance with the laws of the State of Israel.

14.2	The court of competent jurisdiction in the District of Haifa, Israel shall be deemed the court of exclusive jurisdiction in any dispute or controversy arising out of or relating to this Agreement and each of the parties hereby irrevocably consent to the jurisdiction of such court.

15.	Entire Agreement and Amendment.

15.1	This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto or any of them with respect to the subject matter hereof (including the Exclusive License Agreement between the parties dated October 6, 2008); provided, however, that this clause shall not operate to exclude liability for any fraudulent misrepresentations.

15.2	Except where otherwise provided in this Agreement, no obligation hereunder shall be amended, modified or discharged unless such amendment, modification or discharge is agreed to in writing and signed by all of the parties hereto. No waiver by a party of any breach or series of breaches or defaults in performance by another party, and no failure, refusal or neglect of a party to exercise any right, power or option given to it hereunder, or to insist upon strict compliance with or performance of either party’s obligations under this Agreement, shall constitute a waiver of the provisions of this Agreement with respect to any prior or subsequent breach thereof or a waiver by either party of its right at any time thereafter to require exact and strict compliance with the provisions thereof.

16.	Miscellaneous.

16.1	Nothing contained in this Agreement shall be construed as requiring the commission of any act contrary to law. The invalidity or unenforceability of any term(s) or condition(s) of this Agreement shall in no way affect the validity or enforceability of any other terms and conditions hereof.

16.2	In case of any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation according to which the parties have no legal right to contract, the latter shall prevail, but in such event the provision of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law. In the event that any part, article, paragraph, sentence or clause of this Agreement shall be held to be indefinite, invalid or unenforceable, such provision shall be deemed severed from this Agreement, and the remaining part of the Agreement shall continue in full force and effect.

16.3	If any authorized tribunal deems any provision hereof unenforceable, such provision shall be modified only to the extent necessary to render it enforceable, and the remainder of this Agreement shall remain valid and enforceable and the parties agree to be bound by and perform the same as thus modified.

16.4	This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except where otherwise stated herein, the Inventors may not assign this Agreement or their rights or obligations hereunder, without the prior written consent of the Company.

16.5	This Agreement may be executed in several counterparts, each of which shall be deemed an original copy and all of which shall constitute one agreement binding on all parties hereto notwithstanding that all parties shall not have signed the same counterparts.

17.	Notices.

17.1	All notices to be given hereunder shall be in writing, and sent by registered or certified mail, or by hand delivery, or by express courier service, or by facsimile or electronic mail, with the original sent by registered or certified mail to the parties at the following addresses, facsimile numbers or e-mail addresses:

Dr. Shai Meretzki,

38 Raul Walenberg St, Haifa, Israel

Facsimile:   135505277781

E-mail:   meretzki@gmail.com

Dr. Samer Sarouji,

24/2 Avigail St, Haifa, Israel

Facsimile:   ________________

E-mail:   ________________

Dr. Uriel Barkai,

Kibbutz Nahsholim, Mobile Post Hof Carmel 30815, Israel

Facsimile:   ________________

E-mail:   ________________

Bonus Therapeutics Ltd.

38 Raul Walenberg St., Haifa, Israel

Facsimile:   ________________

E-mail:   ________________

Attn:  ________________

All notices send hereunder shall be sent to all the parties and shall be deemed received as of the date of receipt; or, in the case of facsimile or email, upon receipt of successful transmission notice or confirmation of receipt.

17.2	The parties undertake to notify the other party immediately with regard to any change in its address, facsimile numbers or email address as noted herein.

[Signature page follows]

IN WITNESS WHEREOF this Agreement has been signed by the parties on the dates set out below:

Dr. Shai Meretzki.

/s/ Dr. Shai Meretzki
Date:

Dr. Samer Srouji

/s/ Dr. Samer Srouji
Date:	January 3, 2012

Dr. Uriel Barkai

/s/ Dr. Uriel Barkai
Date:	December 28, 2011

Bonus Therapeutics Ltd.

By:	/s/ Dr. Shai Meretzki
Name:	Dr. Shai Meretzki
Title:	Chief Executive Officer
Date:

Annex A

Filed	:	07-Apr-2009
By	:	Shai MERETZKI et al,
Title	:	BONE-LIKE PROSTHETIC IMPLANTS

US Patent Application number 12937273

European Patent Application number 9729344.3

PCT/IL2009/000395

Annex B

All parties to the Agreement to which this is attached as Annex B, hereby agree as follows:

1.	Any capitalized term in this Annex B shall have the meaning attributed to such term in the Agreement.

2.	The parties agree that the ownership of the Intellectual Property shall be divided as follows: Dr. Shai Meretzki 75%, Dr. Samer Srouji 20% and Dr. Uriel Barkai 5% and the payments to be made by the Licensee to the Inventors under the Agreement shall be distributed among the Inventors in accordance with the above.

3.	Without derogating from the generality of the aforegoing, all parties hereby acknowledge that Dr. Shai Meretzki is entitled to be registered as the owner of 75% of the Inventors’ Patent Rights, Dr. Samer Srouji is entitled to be registered as the owner of 20% of the Inventors’ Patent Rights and Dr. Uriel Barkai is entitled to be registered as the owner of 5% of the Inventors’ Patent Rights.